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                                                                     EXHIBIT 5.1


                                 ANDREWS & KURTH
                          MAYOR, DAY, CALDWELL & KEETON
                                     L.L.P.

                             600 Travis, Suite 4200
                              Houston, Texas 77002



                                  June 26, 2002





Partnership Policy Committee
Northern Border Partners, L.P.
1111 South 103rd Street
Omaha, Nebraska 68124


Ladies and Gentlemen:

      We have acted as counsel to Northern Border Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the Partnership's offer and sale of up to an aggregate of 2,300,000 common units (the "Common Units") pursuant to the Partnership's Registration Statement on Form S-3 (Registration No. 333-72323) declared effective by the Securities and Exchange Commission on March 3, 1999 (the "Registration Statement"), as supplemented by the Prospectus Supplement, dated June 26, 2002 (the "Prospectus Supplement").

      As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, partnership records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purpose of this opinion. In such examinations, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. Without limiting the foregoing, we have examined the Underwriting Agreement, dated June 26, 2002 (the "Underwriting Agreement"), by and between the Partnership, Northern Border Intermediate Limited Partnership, UBS Warburg LLC and Salomon Smith Barney Inc. (collectively, the "Underwriters").

      Based upon and subject to the foregoing and to other qualifications and limitations set forth herein, we are of the opinion that:

      1. The Partnership is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended ("DRULPA").

      2. The Common Units have been duly authorized and, when issued and paid for as described in the Underwriting Agreement and the Registration Statement, as supplemented by the
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Prospectus Supplement relating to the offer and sale of the Common Units, will be duly authorized, validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303(a) and 17-607 of the DRULPA).

      The foregoing opinions are limited to the Federal laws of the United States of America and the DRULPA, and we are expressing no opinion as to the effect of laws of any other jurisdiction.

      We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and the reference to our firm under the caption "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Commission relating thereto.


                                Very truly yours,



                                /s/ ANDREWS & KURTH
                                MAYOR, DAY, CALDWELL & KEETON L.L.P.